EXHIBIT 99.2

                                                            Vignette Corporation
                                                         Host:  Charles Sansbury
                                                 July 21, 2005 CST/8:00 a.m. EDT



                              VIGNETTE CORPORATION

                                  July 21, 2005
                                  8:00 a.m. EDT


Moderator           Ladies and gentlemen, thank you for standing by. Welcome to the Vignette Financial Results conference call. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session. Instructions will be given at that time. As a reminder, this conference is being recorded today, Thursday, July 21, 2005. I would now like to turn the conference over to our host, Mr.
                    Charles Sansbury, Chief Financial Officer. Please go ahead, sir.

C. Sansbury         Good morning. Welcome to Vignette's Second Quarter 2005
                    Financial Results conference call. I'm joined today by Tom
                    Hogan, our President and CEO; and Con O'Connell, our CTO.
                    I'll begin today by reading a required risk and disclosure statement. Our comments today may include forward-looking statements relating to Vignette that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results, the management of growth, market acceptance of certain products, integration of acquisitions, general economic conditions and other risks. These risks are discussed in the companies Form 10-K as amended and filed with the Securities & Exchange Commission and any reports filed from time to time with the Securities & Exchange
                    Commission. Please be cautioned that forward-looking statements are not guarantees of future performance and actual results may differ materially from management's expectations.

                    Now turning to Vignette's second-quarter results. Total revenue for the quarter was $47 million with licensed revenue of $17.2 million, or 36% of total revenue. Services revenue accounted for the remaining 64% of revenue and consisted of approximately $18.8 million of maintenance and support revenue and $11 million of professional services revenue. Our international business represented 41% of total revenue in the quarter.

                    On a GAAP basis, our gross margin was 66%. On a non-GAAP basis, our gross margin was 69%. As a percentage of revenue, operating expenses were as follows: Research and development expenses, 18%; sales and marketing expenses, 35%; and general and administrative expenses, 10%. Our non-GAAP operating profit for the quarter was $2.6 million and after other income expenses, our non-GAAP net income for the quarter was $3 million, which marks our third consecutive quarter of record non-GAAP net income. On a post-split basis, reflecting the impact of our one for ten reverse split completed on June 10th, our EPS was $0.10 per share and that's assuming $29.5 million diluted shares outstanding.

                    In the second quarter, we incurred charges under generally accepted accounting principles of $1.8 million related to the amortization of acquired technology, $1.3 million relating to the amortization of intangible assets, $200,000 related to the amortization of deferred stock comp and a $13.7 million gain related to the monetization of certain strategic equity investments. In particular, this was driven by the sale during the quarter of a private company, Shopzilla, to the EW Scripps Company for nearly $600 million in cash. Vignette owned slightly more than 2% of Shopzilla.

                    For those of you who are keeping score on a GAAP basis, GAAP net income then was $13.5 million, or a profit of $0.46 per share. Although it's not the primary scorekeeping method for us, certainly that's up 300% year over year, which is a good comparison by any metric.

                    Turning now to the balance sheet, net days sales outstanding, or DSO, as reported, was 62 days. That's an increase of one day over the prior quarter and certainly well within our target range of 60 to 90 days. At the end of the quarter, our cash and marketable securities stood at $192 million. In the quarter, cash generated from operations was $1.7 million. In addition, the company generated more than $3 million from restricted investments, primarily security deposits, which became available upon the termination of certain leased facilities; finally, nearly $14 million from the sales of strategic investments, driven again by our stake in Shopzilla. In total, cash increased by approximately $19 million in the quarter.

                    To add some incremental detail to the discussion of cash, included in our cash from operations generated a number of $1.7 million with a cash outflow of approximately $4 million related to restructuring and accelerated real estate costs. If you recall, in Q1, real estate costs were more than $3 million, so for the first six months of 2005, we paid more than $7 million for such restructure and related real estate costs. We expect that real estate restructuring costs will total less than $3 million for the second half of 2005 and that that run rate will decline significantly as we move into 2006. So more than being able to see the light at the end of the tunnel in terms of real estate liabilities, we are clearly at the end of the tunnel and you can begin to see more clearly the cash generation capabilities of the business. At the end of the quarter, Q2, total deferred revenues stood at $36.8 million and we have no debt outstanding.

                    Turning now to our business in the quarter, we recognized storage from new and existing customers including ABN AMRO, AAA, the Arizona State University, the Australian Stock Exchange, Banco de Espana, the British Airports Authority, BSkyB, Cingular, Continental Casualty Company, McKesson, the Minnesota Department of Health, ING Australia, the French Ministry of Finance, Mobitel, Mohawk Carpets, Motorola, Samsung, Thermo Electron, Globo, Vail Resorts and the YMCA Retirement Fund, among others.

                    In the quarter, we had two software transactions that were greater than one million dollars and our average deal size for new customers was $234,000, which is an increase of 29% when compared to Q1. In the quarter, no single customer accounted for more than 10% of our revenue. Turning briefly to headcount, our total headcount at the end of the quarter was 721.

                    With that, I want to turn the call over to Tom Hogan, our President and CEO, for some incremental discussions of our quarter.

T. Hogan Thanks, Charles, and thanks to all of you for joining us early this morning. I'll be brief with my comments.

                    This is a culture that is never completely satisfied. We're proud this morning to share our results and the significant progress we continue to make. Consistent with our track record the past three years and our commitment to deliver results, our second quarter now marks the 11th time in the past 12 quarters we've met or exceeded our forward guidance. I'm further pleased to share the past 90 days also marks a quarter characterized by overachievement.

                    The financial highlights of the quarter include the following: We exceeded our revenue guidance of $44 million to $46.5 million with $47 million in total revenue. We exceeded our non-GAAP net income and EPS guidance with $3 million, or $0.10 per share, as compared with our $0.05 to

                    $0.08 guidance. We exceeded expectations regarding cash generation and the strengthening of our balance sheet. While a large component of this increase, as Charles highlighted, was non-recurring, it remains noteworthy that we achieved our objective of cash generation from operations and also marked the second consecutive quarter we have generated cash from core operations. Our cash and short-term investments, as we just shared, now stands at $192 million, or approximately $6.51 per share, based on 29.5 million fully diluted shares. We obviously remain debt-free. We delivered record non-GAAP net income and record non-GAAP operating income and, as forecasted, delivered our third consecutive quarter of profitability.

                    The subtlety that's likely lost in this financial transformation is our delivery of moderate revenue growth in a challenging environment, as witnessed by the long list of software companies that struggled in the quarter while delivering, in parallel, significant reductions year-over-year in our operating expenses. Specifically, growing license revenues year-to-year 2% while reducing operating expenses by nearly 13%.

                    I want to switch gears now and talk about the future and the next phase of our transformation, which is growth. It was imperative prior to focusing on growth that we first establish a baseline of profitability. With our current cadence of profitability, we can now turn our full attention to profitable top-line growth and the corresponding expansion of bottom-line margins. Our opportunity for growth has never been better. The value and need associated with improved management and delivery of information is building quarterly and has yet to peak. Macro dynamics such as Sarbanes, HIPAA, Web services, SOAs, digitizing paper assets, case management, employee Intranets, Web-based commerce and self-service and virtual learning are all examples of applications fueling the need to more efficiently capture, manage, collaborate and deliver information.

                    We're attacking this market from two directions: first, through our offerings of best in class solutions for portals, enterprise content management, collaboration and integration; second is the packaging of vertical and horizontal applications that depend upon and capitalize on our core capability to capture, manage and deliver content and information rich applications. The classic content and portal market is estimated at $3 billion to $4 billion and growing while the markets associated with scanning, imaging, claims processing, patient records, underwriting, loan and mortgage origination, Sarbanes, HIPAA and e-learning are equally large and also growing. We believe our addressful market has doubled with our focus on these horizontal and vertical markets. We'll continue to offer our core assets in a modular fashion, but will continue in parallel to build out the most advanced levels of integration across our solutions.

                    Our goal remains to provide our customers the perfect blend of flexibility and protection of investment in existing applications while also offering unmatched levels of integration for reduced cost, risk and time to market. These assets continue to garner industry praise and recognition. Over the past 90 days, Vignette's records and management solution received certification from both the U.S. Department of Defense and the U.K.'s National Archives. This joint certification puts us on a very short list of approved vendors that conspicuously excludes purported ECM suppliers such as EMC, FileNet and Interwoven. If you need an enterprise class solution for records management and you operate as a multi-national, Vignette leads the short list of viable solutions.

                    Our document and records management solution was also recognized within the quarter by the Software & Information Industry Association as the 2005 Codie Award winner for the best document management product. Our strength in records and document management is compounded with our strength and scalability in high-volume imaging, output management, our e-mail archival and our Web archival capability. The industry has clearly acknowledged the need for e-mail archival as a key component of compliance. We believe the next big thing in pervasive compliance is to capture an archival of Web-based interactions, which will be especially important in information sensitive verticals such as healthcare and financial services where lives and dollars are at stake with every interaction.

                    Vignette is the only major ECM vendor that contemplates Web archival and capture as an important offering in its ECM suite. When you combine these capabilities with our heritage, strength and Web content management, you see why we believe we're not just a player in enterprise content management. We believe we're the functional leader.

                    Fortunately, it doesn't stop there. The amount of information being captured and digitized is exploding while the windows for viewing and our disposable time for consuming are both rapidly shrinking. That's where our integrated portal for presentation, delivery and personalization plays an equally important role.

                    Unlike EMC and other repository vendors, Vignette is focused on more than just the cost of storage. Our goal is to help organizations render the right information at the right time. This is where value is created, not in the repository. This is where you drive enhanced employee productivity, where you process a claim in half the time, where you build the compliance dashboard to proactively manage your business, where your customers drive enhanced self-service, where patients and physicians gain a complete view of your care, and where your partners leverage content for off-line and live learning. This is our unique value proposition, and as the marketplace continues its evolution from the packaged application paradigm to a modular Web service based anytime, anywhere world, Vignette is positioned to lead.

                    Relative to our stated goal of increased focus and results in building out our indirect distribution channel, we've made exciting progress. Over the past 90 days, we've signed four value-added resellers via our recently announced two-tier distribution agreement with Access Distribution. Infused Solutions, ITS, LCN Technology and SIS Technologies are enabling their customer facing sales forces on the Vignette portal and Vignette collaboration value proposition and building out a pipeline of prospects for the Vignette solution.

                    Vignette and BearingPoint, one of the world's largest consulting and systems integrators, signed a global alliance designed to help organizations streamline and profit from their information management and delivery strategies. Under terms of the partnership, the company will jointly market Vignette Enterprise Content Management products and BearingPoint's services to help organizations gain control of critical, unstructured information regardless of where it resides and efficiently deliver that information to the appropriate audience.

                    Vignette also expanded its existing relationship with Hewlett Packard by joining its Information Lifecycle Management Alliance Program as a Platinum partner, their highest designation. This move further aligns Vignette's enterprise content management products within HP's enterprise initiatives. We also continue to make important strides with both Deloitte and TCS for V7 migration and general business development.

                    In the coming months and quarters, you can expect further announcements designed to increase our penetration and reach. These will include both expansion of our existing relationships as well as the launch of new partnerships and new channels. Our indirect strategy is at the cornerstone of our distribution strategy and is critical to our new focus on corporate growth.

                    On the human resource and leadership front, I was pleased to announce in early July the addition of Brett Bachman to our executive team. Brett will assume responsibility for our products, strategy and worldwide marketing. Brett's resume includes the Who's Who of technology and education with degrees from MIT and the Harvard Business School and a distinguished career at McKinsey, Oracle and Informix and Rationale.

                    In conclusion, our ASPs are up, our big-deal pipeline is up, we are executing our leadership and visibility, and enterprise content management is rapidly expanding. Our recently launched solutions in patient records, claims processing, HIPAA and compliance, Sarbanes and e-learning are about to kick into gear. We're excited about the second half of 2005, to extending our momentum and to leading the market as the stand-alone leader in managing and delivering information.

                    With that, I'll turn the call back to Charles for our forward guidance.

C. Sansbury         Thank you, Tom. This guidance reflects our outlook today,
                    July 21, 2005, and contains forward-looking statements subject to the risks we outlined earlier in the risks disclosure statement. Vignette is not obligated to update guidance during the quarter, and if we do so, it will be in a public statement.

                    For the third quarter of 2005, we expect total revenue of approximately $45 million to $48 million with licensed revenue accounting for 36% to 39% of total revenue. We expect a non-GAAP gross margin of approximately 68% to 70%, and that's, of course, depending upon the mix of business in the quarter. In terms of operating expenses, we expect R&D to be 18% to 19% of revenue, sales and marketing to be approximately 36% to 38% of revenue and G&A to be approximately 10% of revenue.

                    After interest income and taxes, we expect non-GAAP EPS of $0.06 to $0.11 per share, and that's assuming 29.6 million diluted shares outstanding. These non-GAAP results are before a charge of $1.3 million related to the amortization or acquired technology; a charge of $200,000 related to the amortization of preferred stock compensation; a charge of $1.3 million related to the amortization of intangible assets. In total, we expect charges of approximately $2.7 million in the third quarter. With these charges, we expect a GAAP EPS to range from a loss of approximately $0.04 per share to a profit of approximately $0.02 per share. That's assuming 29 million basic shares outstanding and 29.6 million diluted shares outstanding.

                    In summary, with the continued strength we see in the business, we expect to deliver our fourth consecutive quarter of non-GAAP profitability. In addition, in the quarter just ended, we substantially overachieved our cash goals and generated significant cash. This effort, combined with the cash we realized from investments, has resulted in our cash balance increasing by nearly $19 million this quarter and by nearly $30 million for the first six months of 2005.

                    In short, we are pleased with our progress so far this year, and we are optimistic about the prospects for sustaining that performance going forward. With that, operator, I'd like to turn the call back over to you for questions.

Moderator           Our first question comes from the line of David Rudow from
                    Piper Jaffrey. Please go ahead.

D. Rudow Just a question on the earnings guidance. Why such a wide range?

C. Sansbury         First of all, the range is single-digit percentages, but
                    we're seeing a larger component of large-deal pipeline and we simply wanted to reflect that in the guidance. If you step back and look at it, it's at $3 million range over a $45 million to $48 million potential span. I think we're just attempting to be prudent as we look at the pipeline going forward.

D. Rudow            On the earnings side, why the $0.05 range, $0.06 to $0.011.
                    Is that because of the big deals that are in the pipeline? Tom talked a little bit about reinvestments. Are you assuming if you get some big deals, then you're going to invest more? Could you walk us through what you're thinking on the earnings side?

C. Sansbury         Well, actually, although it's a $0.05 range, the actual
                    dollars that account for that are slightly more than a million. It's a million and change. It's a sure number.

T. Hogan Yes, I think part of this is just the optics of our reverse split, that what looks like a huge range is actually $0.06, which on 29 million shares out is $1.8 million, if I'm doing my math right. If you look at seasonality in Europe in the third quarter and you assume that we'll have a typical dip with vacations there, it doesn't take a lot from a top-line perspective to translate to a nickel at the bottom line with 29 million shares out. The good news is the number of big deals in our pipeline on the back end of our ECM progress and traction is exciting, but I think we've demonstrated prudence over the last three years in our guidance in the trackers we have of either meeting or, in many cases like this quarter, exceeding our guidance.

D. Rudow Yes, I appreciate that. If you look at what you're seeing in the pipeline in terms of big deals, did you see any slip this quarter, any deals that were delayed in any way? How do you look at that in the pipeline as well? I guess the question is on the revenue side. How aggressive are you being?

T. Hogan Going forward? It's imprudent and unwise for me to describe guidance as either conservative or aggressive for reasons you clearly can appreciate. I guess the way I would answer that is just point to our track record and draw your own conclusions. To your first question on execution in Q2, we executed, I think, fairly well. I will say that our linearity in the quarter was not what we wanted. That was the bad news, was that we left a bunch of business for the last month of the quarter. The good news is, we closed the lion's share of what we expected to close, unlike the list of competitors I don't need to name that missed their quarters and incited the same old same old in software of, "Gosh, our business is on fire, we just had six deals slip."

D. Rudow Do you think that was just superior execution from the sales force and sales team, something different in the product? What differentiates your performance versus some of the guys that missed in the quarter? Probably better execution in general?

T. Hogan I think execution is one. I think number two is the baseline for Vignette--we bought Tower 15 months ago. We all hoped and maybe naively expected that we'd wake up overnight and double our business and catapult to a leadership position in enterprise content management because we had the best stuff. In fact, that's not what happened. It was probably a little bit naive on our part and it took time to integrate the products, integrate the company, get everybody on message, condition the marketplace and elevate awareness. I think part of the reason is execution and continuity. I think part of it is, we're now a full year post-close of Tower, and the marketplace and customers kind of mid to late last year started to look at Vignette's enterprise content management capabilities and say, "Wow, we didn't realize that you had the best doc and records management product in the industry," and, "Wow, I didn't realize that you had the best solutions for high volume imaging and scanning." Then you lock into the classic six- to nine-month sales cycles on the back of that initial selling. I think what you're starting to see is traction and results in that market that complement our core portal and classic Web content management business.

D. Rudow And then on the cash side, any plans, given the high level of cash, to initiate a share buyback?

T. Hogan We will continue to vet that and discuss it at both the operating team and the board level. In fact, we have our quarterly board meeting tomorrow. I would tell you that one of the board's positions or considerations has always been what's the best strategic use of cash? The second dimension is, before we contemplate using cash, let's make sure we're in a cadence of sustained cash generation. I think it might be reasonable at this point to at least have an elevated comfort level and confidence that that's the case going forward, which could bolster the consideration, but I can't tell you where we'll land or what the answer will be. All I can tell you is it will be vetted and continuously reviewed and discussed.

D. Rudow Given the relative performance to some of the others in the group, do you see yourself doing any acquisitions coming up here in the next six to 12 months?

T. Hogan We have demonstrated historically a bias for action, as you know. The first 24 months in the job we bought three companies and the assets of a fourth. It's been 15 months since we've done something, which was a design point to make sure that we executed and started to deliver on the strategic game plan. I would tell you that it is possible. It is something we continually evaluate as part of our strategic planning process. We're not adverse to it. I don't have anything more specific to share right now.

D. Rudow            Okay, thank you.

T. Hogan            Yes.

Moderator           Our next question comes from the line of Robert Breza from
                    RBC Capital. Please go ahead.

R. Breza I wanted to ask you more of an industry question. As you're looking at records management and e-mail archiving, specifically as one of the drivers I think you mentioned in your prepared remarks--I guess my question is more around, there are a lot of private companies that are in this space who just do e-mail archiving. We're starting to see some offerings from Microsoft as well around this product. I can see from a policy perspective where if you're having policies around all documents, including e-mail and everything else, you guys are well positioned. But how do you sell against the thought that if you got somebody who just does exchange, the e-mail server, and you start to see a Microsoft product coming out around this, how are you guys going to sell against that? Should we expect some competition from maybe non-historical ECM vendors?

T. Hogan This is Tom. I think the answer for how we think about that or approach the market is two-fold. One is, customers want less vendors, not more. You go talk to any corporate CIO and ask that question, and you'll get a resounding answer. If I can get 90% of what I need from the same vendor versus have 52 software vendors in my shop and me have to worry about integrating all those products and when things break the finger pointing that comes with that that is of enormous interest and value to me.

                    When you look at Vignette's records in document management product, when you look at the ECM market and go talk to the leading analysts, whether it's Gartner or Forester or whoever you want to talk to, and you ask about what are the pieces of functionality you need to deliver a robust ECM solution, not only does Vignette have all the pieces, we bring it together in this VRD product where you get an integrated application and solution that gives you document management, imaging, output management, records management, e-mail archival and then the one I mentioned, which nobody is talking about, which everybody is going to be talking about in the next 12 months, which is--hang on a minute. We all know why we need to capture an e-mail exchange between the CFO and the regional VP of sales about some commissions or compensation decision, but what about all the highly sensitive interactions that are conducted via the Web? So imagine people receiving their prescriptions for health care via a Web-based transaction or online banking and the repudiation and security and other hugely sensitive issues associated with a Web-based interaction that becomes as important as an e-mail capture and archival.

                    Our answer to your question is, we're the only ones that have all of that and it's integrated and it's clean and it's simple. This gets, again, back to reducing the risk, complexity and time to market in establishing a foundation at the enterprise level for managing information and driving compliance.

R. Breza One other question around Europe: I know we haven't seen much of it yet, given this quarter, but can you talk about how the quarter closed in Europe and are you seeing an impact with the dollar kind of rising here? Is that starting to slow deals down? How are you looking at the rising dollar now just given your perspective maybe in the last month of the quarter? How are you guys characterizing that in your mind?

T. Hogan I'll answer it from a market and a customer perspective and then I'll let Charles comment on how we've hedged and managed that from a financial perspective, okay? From a market perspective, zero impact. Our European business is on fire. The team over there is doing a great job. Our traction across Europe is increasing weekly. You heard that our international business was 41% of our total, which is on the high end of what we normally do. We couldn't be more bullish about our business in Europe going forward and the team over there is doing a great job.

                    I have not heard a single deal impacted from either close or don't close or negotiated price point. I've never heard a discussion about price point or the euro or the dollar or any currency related. When you think about it, it makes total sense because we're solving major problems that drive commerce, revenue, compliance and profitability for the global 2000 with ASPs that Charles highlighted in the $250,000 range. Gosh, I'm going to go fix a major problem at the second biggest Telco in the world, but I'm not going to pay 10% more because of currency movements. There's zero logic in that, and I would argue software companies that site the Euro or the dollar as the reason they missed their quarters are reaching for straws. There was a currency impact. I'll let Charles talk about that and how we managed that.

C. Sansbury         Sure, Rob. In the quarter with more than 40% of revenue
                    coming, we saw about a one percent negative impact to revenue because of the falling dollar. In terms of, though, the exposure on the operating profit line, because we have a significant amount of non-dollar denominated expenses, primarily compensation related, that provides us with something of a natural hedge on the operating line. It's something we monitor very closely, but I think in terms of the revenue and costs denominated in non-dollar currencies, we're relatively well positioned. Obviously, in terms of the balance sheet, we do have non-dollar denominated deposits overseas and we do on a quarter-end basis hedge balance sheet exposure, but, as disclosed, we don't hedge the income statement, simply the balance sheet.

R. Breza            Great. Thank you.

Moderator           We have a question from the line of Nate Swanson of Think
                    Equity. Please go ahead.

N. Swanson          I guess in terms of the large deals that you're seeing,
                    first, what verticals were the seven-figure deals you closed this quarter and then how does that compare to what you're seeing in the pipeline?

C. Sansbury         In terms of the seven-figure deals, one was in the
                    government public sector and the other came from the Telco sector. I think if you look forward, the biggest drivers for us are a combination of financial services, whether that be brokerage services or insurance, obviously our historically largest vertical. Also, the health-care market with the increased focus on compliance solutions there is driving large transactions. Then thirdly, the public sector again, there is still opportunity out there and the government in particular is making a concerted effort to digitize a lot of the information they manage and we're seeing that impact our pipelines.

T. Hogan            Yes, let me add a little bit of additional color to that.
                    Financial services in the government have always been a stronghold and a prime vertical for Vignette. The vertical that I would say is the fastest growing, most prolific and exciting for us today is healthcare. It's for the reasons that Charles cited. By the way, it's no accident that nine months ago we launched a specific solution unit around both healthcare and insurance to capitalize on the business process automation and a whole set of repository services, imaging and the whole list of things that we talked about. Healthcare is the one that is most exciting in terms of what's going on.

N. Swanson          And then I guess I'm just trying to reconcile the big-deal pipeline with your comments around linearity. Should I assume that the big-deal pipeline is strong but that you ended the quarter with a strong final week or two and thus you're somewhat hesitant to give a tighter range of guidance?

C. Sansbury         Well, I guess I want to just go back to the guidance
                    question. Our guidance range is in the low single-digit percentages on the revenue line. On the net line, our guidance range is a little more than a million and a half dollars. What I do think you're seeing there, Nate, is I guess the operating leverage we have in the business in that if you break the guidance down, the big change is in license revenue. As we said before, relatively small changes in license revenue flowed disproportionately to the bottom line. Small changes to revenue up lead to a lot of operating leverage in the business, which gets you to the higher set of our guidance.

T. Hogan I'll be even more practical. If I've got a whole bunch of big deals in my pipeline, yes, I've got two choices. I can either commit those up front and commit a big number and candidly run the risk of disappointing our investors. Or I can take a more prudent approach to guidance, which, by the way, our range contemplates revenue growth, which typical seasonality in software Q2 to Q3, given European softness, is typically not a big quarter-to-quarter jump. We have, within our guidance, contemplated, building our business quarter-to-quarter. My preference, candidly, is to go out and close all those big deals and come back and deliver a nice surprise for everybody in 90 days.

                    We're going to manage our business, we're going to manage our guidance, we're going to manage our cost structures in a prudent way to make sure that we consistently deliver our results. Maybe shame on me because it's apparent to me that a lot of people in this industry take the reverse strategy of talking about what they hope will happen in the next quarter and then they'll deal with that 90 days later. Maybe that's the right approach, but that's not the approach we've adopted and why we've delivered 11 of our last 12 quarters.

N. Swanson          Great. Thank you.

Moderator           Gentlemen, there are no further questions at this time.
                    Please continue.

T. Hogan Well, I appreciate everybody joining us. I look forward to visiting again in 90 days and sharing our progress and hopefully sharing more good news. Thanks.

Moderator           Ladies and gentlemen, this conference will be available for replay after 10:30 a.m. central standard time today through July 26th at midnight central standard time. You may access the AT&T Executive Playback Service at any time by dialing 1
                    (800) 475-6701 and entering access code 788430.
                    International participants, please dial 1 (320) 365-3844.
                    That does conclude our conference for today. Thank you for your participation and for using AT&T Executive
                    TeleConference. =